Exhibit 4.1

FORM OF

SENIOR NOTE

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), MARK WHITE, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MARK WHITE MAY BE REACHED AT TELEPHONE NUMBER +44 7973 802 488.

FOXO TECHNOLOGIES INC.

SENIOR NOTE

Issuance Date:	Original Principal Amount: U.S.

FOR VALUE RECEIVED, FOXO Technologies Inc., a Delaware corporation (the “Company”) and Rennova Health, Inc., a Delaware corporation (“Guarantor”), hereby promises to pay _____________________________________to or registered assigns (the “Holder”) in cash the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”), if applicable, on any outstanding Principal at the applicable Default Rate at any time during the occurrence and continuance of an Event of Default occurring from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Note (including all Senior Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Notes issued pursuant to the Securities Purchase Agreement on the Closing Dates (collectively, the “Notes” and such other Senior Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31.

(1) ORIGINAL ISSUE DISCOUNT; PAYMENTS OF PRINCIPAL; PREPAYMENT. The Company acknowledges and agrees that this Note was issued at an original issue discount. On the Maturity Date, if any portion of this Note remains outstanding, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, any accrued and unpaid Interest. The “Maturity Date” shall be June __, 2025 as may be extended at the option of the Holder (x) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and/or (y) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest, if any.

(2) INTEREST. No Interest shall accrue hereunder unless and until an Event of Default has occurred. From and after the occurrence and during the continuance of any Event of Default, Interest shall accrue hereunder at eighteen percent (18.0%) per annum (the “Default Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable, if applicable, on the Maturity Date to the record holder of this Note in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. Accrued and unpaid Interest, if any, may also be payable, at the election of the Holder, by way of inclusion of the Interest in the Note Amount (as defined below) upon any redemption hereunder occurring prior to the Maturity Date, including, without limitation, upon a Bankruptcy Event of Default redemption. In the event that an Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the Maturity Date)), Interest shall cease to accrue hereunder as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default; provided, further, that for the purpose of this Section 2, such Event of Default shall not be deemed cured unless and until any accrued and unpaid Interest shall be paid to the Holder. As used herein, “Note Amount” means the sum of (x) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, and (y) accrued and unpaid Interest, if any, with respect to such Principal.

(3) Note Registration; Book Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18. Notwithstanding anything to the contrary in this Section 3(c)(iii), the Holder may assign any Note or any portion thereof to an Affiliate of the Holder or a Related Fund of the Holder without delivering a request to assign or sell the Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until the Holder has delivered a request to assign or sell the Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell the Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

(4)	RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events or failure to comply therewith shall constitute an “Event of Default” and each of the events described in clauses (iii) and (iv) shall also constitute a “Bankruptcy Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, Redemption Price or other amounts when and as due under this Note or any other Transaction Document, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(ii) any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries other than with respect to this Note or any Other Notes;

(iii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a bankruptcy voluntary case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(v) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(vi) other than as specifically set forth in another clause of this Section 4(a), the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least an aggregate of five (5) Business Days;

(vii) any breach or failure in any respect to comply with either Sections 14 or 15 of this Note;

(viii) any material damage to, or loss, theft or destruction of a material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance would reasonably be expected to have a Material Adverse Effect;

(ix) any Material Adverse Effect occurs;

(x) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Redemption Right. At any time after the earlier of the Holder’s receipt of an Event of Default Notice (as defined in Section 15(f)) and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the product of (A) the Redemption Premium and (B) the Note Amount being redeemed (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium with respect to an Event of Default due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing 100% of all outstanding Principal, accrued and unpaid Interest, if any, in addition to any and all other amounts due hereunder (the “Bankruptcy Event of Default Redemption Price”), without the requirement for any notice or demand or other action by the Holder or any other Person; provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable. Redemptions required by this Section 3(c) shall be made in accordance with the provisions of Section 11.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Note and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Note.

(b) Redemption Right. No later than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date (as defined in Section 11(a)) if then known. At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder becoming aware of a Change of Control and (z) the Holder’s receipt of a Change of Control Notice and ending twenty-five (25) days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Note Amount the Holder is electing to require the Company to redeem; provided however, that in the event of the Proposed Rennova Issuance (defined in Section 6 below) the Holder shall not be entitled to a Change of Control Redemption and will instead be entitled to the involuntary exchange described in Section 6 below. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the Note Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

(6) EXCHANGE RIGHT. From the date hereof until the date when this Note is no longer outstanding, in the event the Company authorizes or issues, or enters into any agreement to authorize or issue, any shares of preferred stock, the Holder may elect (except in the event of the issuance of shares of preferred stock of the Company (the “Proposed Rennova Issuance”) to Rennova Health, Inc., a Delaware corporation (“Rennova”), for the acquisition of shares of common stock of Rennova Community Health, Inc., a Florida corporation (“RCHI”) in which instance, on the further condition that the conversion shares underlying such preferred stock are registered for resale under an effective registration statement filed with the SEC under the Securities Act, the exchange will be involuntary and automatic), in its sole discretion, to exchange all or some of this Note then held by the Holder for such shares of preferred stock. With respect to any such exchange Holder will receive the equivalent of $1.00 of preferred stock (or new subscription amount equivalent) for each $0.90 of Principal, Interest and/or liquidated damages (or any other amounts owing on this Note). By way of example, if the Principal being exchanged is $750,000, then the Holder shall have the right to surrender $750,000 of Principal in lieu of cash consideration in exchange for issuance of preferred stock in the amount of $825,000 (and any Interest, liquidated damages or any other amounts due to Holder with respect to such Principal shall remain outstanding and owed to Holder).

(7)	MANDATORY REDEMPTION.

(a) Occurrence of Mandatory Redemption. While this Note is outstanding, the Company shall use at least 100% of the net proceeds of any offering of its securities, including any underwritten or other public offering of securities (any such offering, a “Subsequent Offering”) to first redeem this Note in full, including the Note Amount and all other amounts due and payable pursuant to this Note, and all other then outstanding Notes (a “Mandatory Redemption”); provided, however, that if 100% of the net proceeds of the Subsequent Offering are less than the amount required to repay all of the Notes in full, (i) the Company’s repayment obligation under this Section 6(a) shall be limited to the amount of such net proceeds, (ii) the net proceeds shall be applied to all of the Notes then outstanding pro rata based on the principal amount of such Notes then outstanding and (iii) the Company shall effect successive Mandatory Redemptions upon each Subsequent Offering until the Notes are repaid in full or otherwise no longer outstanding.

(b) Mandatory Notices. With respect to each Mandatory Redemption, the Company shall deliver a written notice to all, but not less than all, of the holders of Notes (the “Mandatory Redemption Notice” and the date such notice is delivered to all such holders is referred to as a “Mandatory Redemption Notice Date”) (a) stating the date on which the Mandatory Redemption shall occur (a “Mandatory Redemption Date”), which date shall be the date of the consummation of the applicable Subsequent Offering, (b) stating the expected amount of Net Proceeds with respect to the applicable Subsequent Offering and (c) contain a certification from the Chief Executive Officer or Chief Financial Officer of the Company that the Company has simultaneously taken the same action with respect to all of the Notes. Each Mandatory Redemption Notice shall be delivered no later than the first (1st) Business Day following the announcement of the pricing of the applicable Subsequent Offering, and the Company shall make a public announcement containing the information set forth in the applicable Mandatory Redemption Notice on or before the related Mandatory Redemption Notice Date to the extent that the notice contains any, or constitutes, material, non-public information.

(c) Mandatory Redemption Procedure. The payment of cash pursuant to the Mandatory Redemption shall be payable in full on the Business Day immediately following the Mandatory Redemption Date by wire transfer of immediately available funds in accordance with the Holder’s wire instructions. If any portion of the payment pursuant to a Mandatory Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything to the contrary in this Section 6(c), the Net Proceeds shall be applied ratably among the Holders of the Notes.

(8) OPTIONAL PREPAYMENT. The Company may prepay (each, an “Optional Prepayment”) the Note in whole or in part at any time or from time to time by paying the Holder in cash by wire transaction of immediately available funds 100% of the Note Amount being prepaid. The Company may exercise its right to require prepayment under this Section 8 by delivering a written notice thereof by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes (an “Optional Prepayment Notice” and the date all of the holders of the Notes received such notice is referred to as the “Optional Prepayment Notice Date”). Each Optional Prepayment Notice shall be irrevocable. Each Optional Prepayment Notice shall (i) state the date on which the Optional Prepayment shall occur (the “Optional Prepayment Date”), which date shall not be less than two (2) Business Days following the applicable Optional Prepayment Notice Date, and (ii) state the aggregate Note Amount of the Notes which the Company has elected to be subject to Optional Prepayment from the Holder and all of the other holders of the Other Notes pursuant to this Section 8 (and analogous provisions under the Other Notes) on the related Optional Prepayment Date. If the Company elects to cause an Optional Prepayment pursuant to this Section 8, then it must simultaneously take the same action in the same proportion with respect to the Other Notes.

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(10)	[Intentionally Omitted]

(11)	REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice; provided that upon a Bankruptcy Event of Default, the Company shall deliver the applicable Bankruptcy Event of Default Redemption Price in accordance with Section 4(c) (as applicable, the “Event of Default Redemption Date”). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company’s receipt of such notice otherwise (such date, the “Change of Control Redemption Date”). The Company shall deliver the applicable Note Amount being prepaid to the Holder on the applicable Optional Prepayment Date. The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Note Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay a Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Note Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Note Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Note Amount to be redeemed.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 or pursuant to corresponding provisions set forth in the Other Notes (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem, a pro rata amount from the Holder and each holder of the Other Notes based on the Principal amount of this Note and the Other Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c) Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible portion of the applicable Redemption Price that it can redeem on such date, pro rata among the Holder and the holders of the Other Notes to be redeemed in proportion to the aggregate Principal amount of this Note and the Other Notes outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to pay the balance of the applicable Redemption Price of this Note and the Other Notes, the Company shall use such assets, at the end of the then current fiscal quarter, to pay the balance of such Redemption Price of this Note and the Other Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Interest on the Principal amount of this Note and the Other Notes that have not been redeemed shall continue to accrue until such time as the Company redeems this Note and the Other Notes. The Company shall pay to the Holder the applicable Redemption Price without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(12) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(13) RANK. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(14) NEGATIVE COVENANTS. Except as noted below, until all of the Notes have been redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly by merger or otherwise:

(a) while any Notes remain outstanding, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens;

(c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note and the Other Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing;

(d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness other than this Note and the Other Notes), by way of payment in respect of principal of (or premium, if any) such Indebtedness. For clarity, such restriction shall not preclude the payment of regularly scheduled interest payments which may accrue under such Permitted Indebtedness;

(e) redeem or repurchase any Equity Interest of the Company;

(f) declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries other than wholly-owned Subsidiaries;

(g) make, any change in the nature of its business as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC or modify its corporate structure or purpose; or

(h) encumber, license or otherwise allow any Liens on any Intellectual Property Rights, including, without limitation, any claims for damage by way of any past, present, or future infringement of any of the foregoing, in each case, other than Permitted Liens;

(i) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, license, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof; or

(j) issue any Notes or issue any other securities that would cause a breach or default under the Notes.

(15) AFFIRMATIVE COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and the Company shall cause each Subsidiary to, unless otherwise agreed to by the Required Holders, directly and indirectly:

(a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary;

(b) maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder;

(c) take all action necessary or advisable to maintain all of the Intellectual Property Rights that is necessary or material to the conduct of its business in full force and effect;

(d) maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and

(e) promptly, but in any event within one (1) Business Day, notify the Holder and the holders of the Other Notes in writing whenever an Event of Default (an “Event of Default Notice”) occurs, and simultaneously with the delivery of such notice to the Holder and the holders of the Other Notes, file a Current Report on Form 8-K with the SEC to state such fact.

(16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any exchange, change or amendment or waiver of any provision to this Note or any of the Other Notes. Any exchange, change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes. The Holder hereby acknowledges and agrees that any action taken pursuant to this Section may result in, or be perceived to result in, a disproportionate impact on the Holder compared to the impact of such action on one or more holder(s) of Other Notes. This provision constitutes a separate right granted to each of the holders of Notes by the Company and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(17) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 4.1 of the Securities Purchase Agreement.

(18)	REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest, if any, from the Issuance Date.

(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

(21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(23) DISPUTE RESOLUTION. In the case of a dispute as to the determination of any Redemption Price, the Company shall pay the applicable Redemption Price that is not disputed, and the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via electronic mail the disputed arithmetic calculation of any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)	NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 5.4 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by the Holder; provided, that the Holder, upon written notice to the Company, may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the signature pages attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(25) CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled and shall not be reissued, sold or transferred.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth on the Company’s signature page to the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company or the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(30) USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder, including by way of an original issue discount, at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(31) GUARANTEE. Rennova Health, Inc. hereby, jointly and severally, unconditionally and irrevocably, guarantees to Holder the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) in indefeasible payment in full of the Note.

(32) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non- essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(c) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(d) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is collectively each date the Company initially issued any Notes.

(e) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(f) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(h) “Equity Interests” means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(k) “GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

(l) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(m) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “finance leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, is classified as a finance lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(n) “Intellectual Property Rights” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(o) “Material Adverse Effect” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(p) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(q) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business and consistent with past practice and (iii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness (a) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) includes terms and conditions acceptable to the Required Holders.

(r) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix).

(s) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(t) “Purchaser” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(u) “Redemption Dates” means, collectively, the Event of Default Redemption Dates and the Change of Control Redemption Dates and the Optional Prepayment Date, as applicable, each of the foregoing, individually, a Redemption Date.

(v) “Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Change of Control Redemption Notices and the Optional Prepayment Notice, each of the foregoing, individually, a Redemption Notice.

(w) “Redemption Premium” means 125%.

(x) “Redemption Prices” means, collectively, the Event of Default Redemption Prices and the Change of Control Redemption Prices and the Note Amount being prepaid upon any Optional Prepayment, each of the foregoing, individually, a Redemption Price.

(y) “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(z) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(aa) “SEC” means the United States Securities and Exchange Commission.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the investors listed on the signature pages attached thereto pursuant to which the Company issued the Notes, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(dd) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ee) “Subscription Date” means_____ , 2024.

(ff) “Subsidiary” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(gg) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

FOXO TECHNOLOGIES INC.

By:
	Name:	Mark White
	Title:	Interim CEO

Address:	729 Washington Ave. N., Suite 600 Minneapolis, MN 55401

Solely with respect to the guarantee obligations under Section 31:

RENNOVA HEALTH INC.

By:
	Name:	Seamus Lagan
	Title:	Chief Executive Officer

Address:	400 S. Australian Avenue, West Palm Beach, Florida 33401

19